The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 30, 2018

Citigroup Global Markets Holdings Inc.	May----, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH1192 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

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Principal at Risk Securities

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on an quarterly basis beginning approximately six months after issuance on the terms described below. Your return on the securities will depend on the performance of the shares of common stock of Cisco Systems, Inc. (the “underlying shares”).

▪	The securities provide for the repayment of principal plus a premium following the first valuation date, beginning approximately six months after issuance, on which the closing price of the underlying shares is greater than or equal to the initial share price. However, if the closing price of the underlying shares is not greater than or equal to the initial share price on any of the valuation dates, the securities will not be automatically redeemed at a premium and, instead, you will receive a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the underlying shares from the pricing date to the final valuation date. If the securities are not automatically redeemed prior to maturity and the closing price of the underlying shares on the final valuation date is less than 80% of the initial share price, you will lose at least 20%, and possibly significantly more, of your investment in the securities.

▪	If we and Citigroup Inc. default on our obligations, you may not receive any amount owed to you under the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of common stock of Cisco Systems, Inc. (ticker symbol: “CSCO”)
Aggregate stated principal amount:	$
Stated principal amount:	$10 per security
Pricing date:	May , 2018 (expected to be May 31, 2018)
Issue date:	June , 2018 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement.
Maturity date:	June , 2021 (expected to be June 3, 2021)
Valuation dates:	Expected to be November 30, 2018, February 28, 2019, June 6, 2019, August 30, 2019, November 29, 2019, February 28, 2020, May 29, 2020, August 31, 2020, November 30, 2020, February 26, 2021, and May 28, 2021(the "final valuation date"), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to the underlying shares
Automatic early redemption:	If, on any of the first ten valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the third business day following that valuation date for an amount in cash per security equal to $10 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any of the first ten valuation dates, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Premium:

The premium applicable to each valuation date will be determined on the pricing date and will be at least the percentage indicated below. The premium may be significantly less than the appreciation of the underlying shares from the pricing date to the applicable valuation date.

•	November 30, 2018:	5.2500% of the stated principal amount
•	February 28, 2019:	7.8750% of the stated principal amount
•	June 6, 2019:	10.5000% of the stated principal amount
•	August 30, 2019:	13.1250% of the stated principal amount
•	November 29, 2019:	15.7500% of the stated principal amount
•	February 28, 2020:	18.3750% of the stated principal amount
•	May 29, 2020:	21.0000% of the stated principal amount
•	August 31, 2020:	23.6250% of the stated principal amount
•	November 30, 2020:	26.2500% of the stated principal amount
•	February 26, 2021:	28.8750% of the stated principal amount
•	May 28, 2021	31.5000% of the stated principal amount

Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $10 stated principal amount security you then hold, an amount in cash equal to:

▪ If the final share price is greater than or equal to the initial share price: $10 + the premium applicable to the final valuation date

▪ If the final share price is less than the initial share price but greater than or equal to the trigger price: $10

▪ If the final share price is less than the trigger price: $10 × the share performance factor

If the securities are not automatically redeemed prior to maturity and the closing price of the underlying shares on the final valuation date is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $8.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final valuation date
Trigger price:	, 80% of the initial share price
Share performance factor:	The final share price divided by the initial share price
Listing:	The securities will not be listed on any securities exchange, may have limited or no liquidity and are designed to be held to maturity
CUSIP / ISIN:	17326K676 / US17326K6762
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.252)	$9.70
$0.05(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.335 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.25 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-06 dated April 7, 2017       Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of the Common Stock of Cisco Systems, Inc. Due June-----, 2021 Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether the securities are automatically redeemed or your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the trigger price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the trigger price are each subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities do not provide for the regular payment of interest. Instead, beginning approximately six months after issuance, the securities will be automatically redeemed if the closing price of the underlying shares on any of the first ten valuation dates is greater than or equal to the initial share price, for an amount in cash per security equal to $10 plus a premium that will increase over the term of the securities, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final share price is greater than or equal to the initial share price, investors will receive an amount in cash per security equal to $10 plus the premium applicable to the final valuation date, as set forth below. If the securities have not previously been redeemed and the final share price is less than the initial share price but greater than or equal to the trigger price, investors will receive the stated principal amount of $10 per security. However, if the securities are not redeemed prior to maturity and the final share price is less than the trigger price, investors will be exposed to the depreciation of the underlying shares from the initial share price to the final share price on a 1-to-1 basis, and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. Investors will not participate in any appreciation of the underlying shares.

Maturity:	Approximately 3 years
Automatic early redemption:	If, on any of the first ten valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the third business day following that valuation date for an amount in cash per security equal to $10 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any of the first ten valuation dates, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Premium:

The premium applicable to each valuation date will be determined on the pricing date and will be at least the percentage indicated below. The premium may be significantly less than the appreciation of the underlying shares from the pricing date to the applicable valuation date.

•	November 30, 2018:	5.2500% of the stated principal amount
•	February 28, 2019:	7.8750% of the stated principal amount
•	June 6, 2019:	10.5000% of the stated principal amount
•	August 30, 2019:	13.1250% of the stated principal amount
•	November 29, 2019:	15.7500% of the stated principal amount
•	February 28, 2020:	18.3750% of the stated principal amount
•	May 29, 2020:	21.0000% of the stated principal amount
•	August 31, 2020:	23.6250% of the stated principal amount
•	November 30, 2020:	26.2500% of the stated principal amount
•	February 26, 2021:	28.8750% of the stated principal amount
•	May 28, 2021	31.5000% of the stated principal amount

Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $10 stated principal amount security you then hold, an amount in cash equal to:

▪ If the final share price is greater than or equal to the initial share price:
$10 + the premium applicable to the final valuation date

▪ If the final share price is less than the initial share price but greater than or equal to the trigger price: $10

▪ If the final share price is less than the trigger price:
$10 × the share performance factor

May 2018	PS-2

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of the Common Stock of Cisco Systems, Inc. Due June-----, 2021 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, beginning approximately six months after issuance, the securities will be automatically redeemed if the closing price of the underlying shares on any of the first ten valuation dates is greater than or equal to the initial share price.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be less than 80% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are automatically redeemed prior to maturity	Beginning approximately six months following the issuance of the securities, if the closing price of the underlying shares is greater than or equal to the initial share price on any of the first ten valuation dates, the securities will be automatically redeemed for an amount in cash per security equal to $10 plus the premium applicable to that valuation date. Investors do not participate in any appreciation of the underlying shares.
Scenario 2: The securities are not automatically redeemed prior to maturity, and investors receive an amount in cash per security equal to $10 plus the premium applicable to the final valuation date at maturity	This scenario assumes that the closing price of the underlying shares is less than the initial share price on each valuation date prior to the final valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final share price is greater than or equal to the initial share price. At maturity, investors will receive a cash payment equal to $10 plus the applicable premium per security. Investors do not participate in any appreciation of the underlying shares.
Scenario 3: The securities are not automatically redeemed prior to maturity, and investors receive the stated principal amount at maturity	This scenario assumes that the closing price of the underlying shares is less than the initial share price on each valuation date prior to the final valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final share price is less than the initial share price, but greater than or equal to the trigger price. At maturity, investors will receive a cash payment equal to the $10 stated principal amount per security.
Scenario 4: The securities are not automatically redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity	This scenario assumes that the closing price of the underlying shares is less than the initial share price on each valuation date prior to the final valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final share price is less than the trigger price. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the share performance factor. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

May 2018	PS-3

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of the Common Stock of Cisco Systems, Inc. Due June-----, 2021 Principal at Risk Securities

Hypothetical Examples

The following table illustrates how the amount payable per security will be calculated if the closing price of the underlying shares is greater than or equal to the initial share price on one of the eleven valuation dates. The table below assumes that the premium applicable to each valuation date will be set at the minimum level indicated on the cover page of this pricing supplement. Figures below have been rounded for ease of analysis.

Investors in the securities will not receive any dividends that may be paid on the underlying shares. The examples below do not show any effect of lost dividend yield over the term of the securities.

If the first valuation date on which the closing price of the underlying shares is greater than or equal to the initial share price is . . .	. . . then you will receive the following payment per security upon automatic early redemption or at maturity, as applicable:
November 30, 2018	$10 + applicable premium = $10 + $0.5250 = $10.5250
February 28, 2019	$10 + applicable premium = $10 + $0.7875 = $10.7875
June 6, 2019	$10 + applicable premium = $10 + $1.0500 = $11.0500
August 30, 2019	$10 + applicable premium = $10 + $1.3125 = $11.3125
November 29, 2019	$10 + applicable premium = $10 + $1.5750 = $11.5750
February 28, 2020	$10 + applicable premium = $10 + $1.8375 = $11.8375
May 29, 2020	$10 + applicable premium = $10 + $2.1000 = $12.1000
August 31, 2020	$10 + applicable premium = $10 + $2.3625 = $12.3625
November 30, 2020	$10 + applicable premium = $10 + $2.6250 = $12.6250
February 26, 2021	$10 + applicable premium = $10 + $2.8875 = $12.8875
June 1, 2021	$10 + applicable premium = $10 + $3.1500 = $13.1500

In order to receive the premium indicated above, the closing price of the underlying shares must be greater than or equal to the initial share price on the applicable valuation date.

The examples below illustrate how the payment at maturity will be calculated if the closing price of the underlying shares is not greater than or equal to the initial share price on any of the valuation dates. The examples are based on a hypothetical initial share price of $40.00 and a hypothetical trigger price of $32.00 and the hypothetical final share prices indicated below. If the securities are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual final share price.

Example 1—Par Scenario. The hypothetical final share price is $36.00 (a 10% decrease from the hypothetical initial share price).

In this scenario, because the hypothetical final share price is less than the hypothetical initial share price but greater than the hypothetical trigger price, you would be repaid the stated principal amount of $10 per security at maturity but would not receive any premium.

Example 2—Downside Scenario. The hypothetical final share price is $16.00 (a 60% decrease from the hypothetical initial share price).

In this scenario, because the hypothetical final share price is less than the hypothetical trigger price, the payment at maturity per security would be calculated as follows:

Payment at maturity per security = $10 × the share performance factor

=       $10 × ($16.00 / $40.00)

=       $10 × 0.40

=       $4.00

In this scenario, the underlying shares has depreciated by more than 20% from the hypothetical initial share price to the hypothetical final share price, which is less than the hypothetical trigger price. Accordingly, your payment at maturity in this scenario would reflect 1-

May 2018	PS-4

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of the Common Stock of Cisco Systems, Inc. Due June-----, 2021 Principal at Risk Securities

to-1 downside exposure to the depreciation of the underlying shares from the hypothetical initial share price to the hypothetical final share price, and you would incur a significant loss on your investment.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the underlying shares. If the closing price of the underlying shares on the final valuation date is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying shares has declined from the initial share price. There is no minimum payment at maturity on the securities, and you may lose your entire investment in the securities.

▪	The trigger feature of the securities exposes you to particular risks. If the closing price of the underlying shares on the final valuation date is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying shares has declined from the initial share price. Although you will be repaid your stated principal amount at maturity if the underlying shares depreciates by 20% or less from the initial share price, you will have full downside exposure to the underlying shares if they depreciate by more than 20%. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities in connection with an early redemption is limited. If the securities are automatically redeemed, your potential return on the securities is limited to the applicable premium payable upon automatic early redemption, as described on the cover page of this pricing supplement. If the closing price of the underlying shares is greater than or equal to the initial share price on one of the valuation dates, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing price of the underlying shares on that valuation date may exceed the initial share price. Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying shares. In addition, the premium you receive upon any early redemption of the securities may be significantly less than the return you could have achieved if the securities had not been automatically redeemed and you had been able to receive the payment at maturity.

▪	The term of the securities may be as short as six months. If the closing price of the underlying shares on any of the first ten valuation dates, including the valuation date expected to occur approximately six months after the pricing date, is greater than or equal to the initial share price, the securities will be automatically redeemed. The earlier the automatic redemption, the lower the premium you will receive.

▪	Your return on the securities depends on the closing price of the underlying shares on only eleven days. Because your payment upon automatic early redemption, if applicable, or at maturity depends on the closing price of the underlying shares solely on one of the eleven valuation dates, you are subject to the risk that the closing price of the underlying shares on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the return on the securities was based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid

May 2018	PS-5

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of the Common Stock of Cisco Systems, Inc. Due June-----, 2021 Principal at Risk Securities

prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

May 2018	PS-6

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of the Common Stock of Cisco Systems, Inc. Due June-----, 2021 Principal at Risk Securities

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares. You should understand that you will not receive any dividend payments under the securities. In addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments,” and “—Delisting of Company Shares” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make

May 2018	PS-7

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discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction...

Information About Cisco Systems, Inc.

Cisco Systems, Inc. manufactures and sells internet protocol based networking products and services related to the communications and information technology industry. The common stock of Cisco Systems, Inc. is registered under the Exchange Act. Information provided to or filed with the SEC by Cisco Systems, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-18225 through the SEC’s website at http://www.sec.gov. In addition, information regarding Cisco Systems, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The common stock of Cisco Systems, Inc. trades on the NASDAQ Global Select Market under the ticker symbol “CSCO.”

This pricing supplement relates only to the securities offered hereby and does not relate to the common stock of Cisco Systems, Inc. or other securities of Cisco Systems, Inc. We have derived all disclosures contained in this pricing supplement regarding Cisco Systems, Inc. from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to Cisco Systems, Inc.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Cisco Systems, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the common stock of Cisco Systems, Inc.

Historical Information

The graph below shows the closing price of the shares of common stock of Cisco Systems, Inc. for each day such price was available from January 2, 2013 to May 24, 2018. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of common stock of Cisco Systems, Inc. for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the shares of common stock of Cisco Systems, Inc. shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the shares of common stock of Cisco Systems, Inc. as an indication of future performance.

May 2018	PS-8

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Common Stock of Cisco Systems, Inc. – Historical Closing Prices January 2, 2013 to May 24, 2018

Common Stock of Cisco Systems, Inc.	High	Low	Dividends
2013
First Quarter	$21.94	$20.30	$0.00000
Second Quarter	$24.82	$20.38	$0.17000
Third Quarter	$26.37	$23.31	$0.17000
Fourth Quarter	$23.99	$20.24	$0.17000
2014
First Quarter	$22.85	$21.35	$0.17000
Second Quarter	$25.04	$22.46	$0.19000
Third Quarter	$25.98	$24.43	$0.19000
Fourth Quarter	$28.46	$22.82	$0.19000
2015
First Quarter	$30.19	$26.37	$0.19000
Second Quarter	$29.76	$27.13	$0.21000
Third Quarter	$29.03	$24.62	$0.21000
Fourth Quarter	29.36	$25.73	$0.21000
2016
First Quarter	$28.47	$22.51	$0.21000
Second Quarter	$29.22	$26.21	$0.26000
Third Quarter	$31.87	$28.33	$0.26000
Fourth Quarter	$31.70	$29.25	$0.26000
2017
First Quarter	$34.44	$29.98	$0.26000
Second Quarter	$34.39	$31.21	$0.29000
Third Quarter	$33.76	$30.37	$0.29000
Fourth Quarter	$38.74	$33.26	$0.29000
2018
First Quarter	$45.55	$38.77	$0.29000
Second Quarter (through May 24, 2018)	$46.30	$40.73	$0.33000

The closing price of the shares of common stock of Cisco Systems, Inc. on May 24, 2018 was $43.57.

May 2018	PS-9

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of the Common Stock of Cisco Systems, Inc. Due June-----, 2021 Principal at Risk Securities

We make no representation as to the amount of dividends, if any, that may be paid on the shares of common stock of Cisco Systems, Inc. in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of common stock of Cisco Systems, Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

May 2018	PS-10

Citigroup Global Markets Holdings Inc.
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You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.25 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisers in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

May 2018	PS-11

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of the Common Stock of Cisco Systems, Inc. Due June-----, 2021 Principal at Risk Securities

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

© 2018 Citigroup Global Markets, Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2018	PS-12